Exhibit 99.1

COMPANY	Carl Mostert, CEO
CONTACTS:	John Low, CFO
(858) 625-3000

SPESCOM SOFTWARE ANNOUNCES FOURTH QUARTER AND YEAR END RESULTS

Revenue Increases 75% for the Quarter, 2nd Consecutive Quarter of Profitability

SAN DIEGO, CA, November 18, 2004– Spescom Software Inc. (OTC Bulletin Board: SPCO), a leading provider of enterprise content and configuration management (ECM) solutions, today reported results of operations for its fiscal fourth quarter and year ended September 30, 2004.

Total revenue for the fourth quarter of 2004 was $2.4 million, an increase of 75% versus revenue of $1.4 million in the year earlier quarter.  Net income for the fourth quarter of 2004 was $167,000, or $0.00 per diluted share, compared with a net loss of $2.2 million, or ($0.07) per share, for the three months ended September 30, 2003. After the effect of cumulative dividends of $73,000 to preferred shareholders in the fourth quarter of 2004, the net income available to common shareholders was $94,000 or $0.00 per share.

For the year ended September 30, 2004, total revenue was $9.0 million, an increase of 22% versus $7.4 million in the prior year’s comparable period.  Net income was $48,000, or 0.00 per share for the year ended September 30, 2004 compared to a net loss of $3.0 million, or ($0.10) per share, for the year ended September 30, 2003. After the effect of cumulative dividends of $271,000 to preferred shareholders for the year ended September 30, 2004, the net loss to common shareholders was $223,000 or ($0.01) per share.

“We are extremely pleased with the achievements during fiscal year 2004,” said Carl Mostert, Spescom Software’s CEO. “The operating plan that we have implemented is beginning to show results as evidenced by the Company generating $186,000 in income from operations in fiscal year 2004. The improving results have enabled the Company to complete the recently announced financing transaction that will provide additional capital to further expand our sales and marketing efforts.  Our goal for 2005 is to continue the momentum that has been created and expand market awareness of the proven solutions the Company provides.”

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About Spescom Software Inc.

Spescom Software (OTC Bulletin Board: SPCO) delivers information management solutions that capture, manage and control all enterprise content in large-scale computing and networked systems in a broad range of businesses and industries. Spescom’s solutions provide uniquely clear information to users, delivered in context to the various assets, products and processes that the information relates to, resulting in improved customer satisfaction, higher productivity and increased levels of safety and data security. Spescom achieves this through its tightly integrated suite of document, configuration and records management technologies, combined with a powerful workflow capability. Its solutions enable the identification of all critical enterprise information, the effective management of information change and other business processes, as well as the maintenance of records to ensure regulatory compliance.

Key customers include Constellation Energy, Continental Express, AmerenUE, Cities of Las Vegas and Dayton, Lloyds Register of Shipping, United Space Alliance, Entergy, Northeast Utilities, London Underground, Network Rail, and many others. For more information, visit www.spescomsoftware.com

Except for historical information contained herein, the matters set forth in this release include forward-looking statements that are dependent on certain risks and uncertainties, including such factors, among others, as market acceptance, market demand, pricing, changing regulatory environment, the effect of the company’s accounting policies, potential seasonality and other risk factors detailed in the company’s SEC filings.

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SPESCOM SOFTWARE INC.

Consolidated Statements of Operations

	For the three months ended September 30,		For the year ended September 30,
	2004	2003	2004	2003
Revenues:
Licenses	$860,000	$280,000	$3,897,000	$2,053,000
Services and other	1,516,000	1,076,000	5,105,000	5,309,000
Total revenues	2,376,000	1,356,000	9,002,000	7,362,000

Cost of revenues:
Licenses	82,000	101,000	260,000	690,000
Services and other	556,000	613,000	2,249,000	2,334,000
Total cost of revenues	638,000	714,000	2,509,000	3,024,000

Gross profit	1,738,000	642,000	6,493,000	4,338,000

Operating expenses:
Research and development	385,000	365,000	1,393,000	1,494,000
Marketing and sales	748,000	534,000	2,949,000	2,452,000
General and administrative	391,000	320,000	1,965,000	1,410,000
	1,524,000	1,219,000	6,307,000	5,356,000

Income (loss) from operations	214,000	(577,000)	186,000	(1,018,000)

Interest and other income	8,000	—	13,000	4,000
Interest and other expense	(55,000)	(98,000)	(151,000)	(491,000)
Inducement expense on debt conversion	—	(1,499,000)	—	(1,499,000)
Net income (loss)	167,000	(2,174,000)	48,000	(3,004,000)

Cumulative preferred dividends	(73,000)	—	(271,000)	—

Net income (loss) to common shareholders	$94,000	$(2,174,000)	$(223,000)	$(3,004,000)

Basic net income (loss) per common share	$0.00	$(0.07)	$(0.01)	$(0.10)

Diluted net income (loss) per common share	$0.00	$(0.07)	$(0.01)	$(0.10)

Shares used in computing basic net income (loss) per common share	34,089,000	31,814,000	34,016,000	31,100,000

Shares used in computing diluted net income (loss) per common share	35,513,000	31,814,000	34,016,000	31,100,000

SPESCOM SOFTWARE INC.

Consolidated Balance Sheets

	September 30, 2004	September 30, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$109,000	$333,000
Receivables, net	954,000	423,000
Other current assets	209,000	169,000
Total current assets	1,272,000	925,000

Property and equipment, net	116,000	213,000
Computer software, net	15,000	63,000
Other assets	27,000	29,000
Total assets	$1,430,000	$1,230,000

LIABILITIES AND SHAREHOLDERS’ DEFICIT

Current liabilities:
Accounts payable	$440,000	$405,000
Payable to Spescom Ltd.	90,000	46,000
Preferred stock dividend payable to Spescom Ltd.	271,000	—
Accrued liabilities	1,226,000	1,080,000
Lease obligation — current portion	19,000	23,000
Deferred revenue	1,919,000	2,018,000
Fair value of equity instruments redeemable for common stock	—	1,233,000
Total current liabilities	3,965,000	4,805,000

Notes payable and accrued interest to Spescom Ltd.	557,000	504,000
Lease obligation	44,000	62,000
Total liabilities	4,566,000	5,371,000

Total shareholders’ deficit	(3,136,000)	(4,141,000)

Total liabilities and shareholders’ deficit	$1,430,000	$1,230,000